UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

______________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

As previously disclosed, on September 16, 2016, Towerstream Corporation (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") with Laidlaw & Company (UK) Ltd., as underwriter (the "Underwriter"), pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase from the Company, in an underwritten public offering (the "Offering"), an aggregate of 2,962,963 shares of the Company's common stock, par value $0.001 per share (the "Common Stock") at a public offering price of $1.35 per share of Common Stock. Gross proceeds from the Offering to the Company were approximately $4 million before the Underwriter's discount and expenses. The Offering closed on September 21, 2016.

Pursuant to the terms of the Underwriting Agreement, the Company granted to the Underwriter an option, exercisable in whole or in part at any time for a period of 45 days from September 16, 2016, to purchase up to an additional 444,444 shares of Common Stock at a public offering price of $1.35 per share, to cover over-allotments, if any.

On September 22, 2016, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release Dated September 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: September 22, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer